Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATHLON ENERGY INC.

FIRST: The name of the Corporation is ATHLON ENERGY INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares of Common Stock without par value. Such shares shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of any of the Corporation’s shares.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors (the “Board”) is expressly authorized:

To authorize and cause to be executed mortgages and liens upon the real, and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations as its board of directors shall deem expedient and for the best interests of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

The books of the Corporation may be kept (subject to any provision, contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: To the extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this EIGHTH paragraph by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this EIGHTH paragraph, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in sub-paragraph (c) of this NINTH paragraph, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this NINTH paragraph shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this NINTH paragraph or otherwise. The rights conferred upon indemnitees in this NINTH paragraph shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) To obtain indemnification under this NINTH paragraph, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this sub-paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows if there is a dispute between the Corporation and the claimant with respect to the claimant’s rights to indemnification hereunder: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of

Disinterested Directors so directs, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by a majority of the stockholders of the Corporation by Independent Counsel. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the Athlon Energy Inc. 2013 Incentive Award Plan in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under sub-paragraph (a) of this NINTH paragraph is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to sub-paragraph (b) of this NINTH paragraph has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to sub-paragraph (b) of this NINTH paragraph that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to sub-paragraph (c) of this NINTH paragraph.

(e) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to sub-paragraph (c) of this NINTH paragraph that the procedures and presumptions of this NINTH paragraph are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this NINTH paragraph.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this NINTH paragraph: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination. Any amendment, modification, alteration or repeal of this NINTH paragraph that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(g) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in sub-paragraph (h) of this NINTH paragraph, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

(h) The Corporation may, to the extent authorized from time to time by the Board or the Chief Executive Officer, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this NINTH paragraph with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

(i) If any provision or provisions of this NINTH paragraph shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this NINTH paragraph (including, without limitation, each portion of any sub-paragraph of this NINTH paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this NINTH paragraph (including, without limitation, each such portion of any sub-paragraph of this NINTH paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(j) For purposes of this NINTH paragraph:

(i) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this NINTH paragraph.

(k) Any notice, request or other communication required or permitted to be given to the Corporation under this NINTH paragraph shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

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